Exhibit 99

GMAC Inc. Section 30.15 Certification for 2009

In compliance with the Interim Final Rule; TARP Standards for Compensation and Corporate Governance 31 CFR Part 30, Section 30.15:

(i) The Compensation, Nominating and Governance Committee (Committee) of the Board of Directors of GMAC Inc. (formerly, GMAC LLC) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009, and ending December 31, 2009 (applicable period), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to GMAC Inc.;

(ii) The Committee has identified and limited during the applicable period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of GMAC Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to GMAC Inc. and has limited those features to ensure that GMAC Inc. is not unnecessarily exposed to risks;

(iii) The Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of GMAC Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Committee will provide a narrative description of how it limited during 2009 the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of GMAC Inc.;

(B) Employee compensation plans that unnecessarily expose GMAC Inc. to risks; and

C) Employee compensation plans that could encourage the manipulation of reported earnings of GMAC Inc. to enhance the compensation of an employee;

(vi) GMAC Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of Emergency Economic Stabilization Act of 2008 (EESA), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during 2009 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) GMAC Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;

(viii) GMAC Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established there under during the period beginning June 15, 2009 and ending December 31, 2009, and has received or is in the process of receiving approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix) The Board of Directors of GMAC Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to the U.S. Department of the Treasury (Treasury) and to the Board of Governors of the Federal Reserve System as GMAC Inc’s primary regulatory agency; and GMAC Inc., its direct or indirect subsidiaries, and employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) [Not applicable to GMAC Inc.];

(xi) GMAC Inc. will disclose the amount, nature, and justification for the offering during the period beginning June 15, 2009 and ending December 31, 2009, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) GMAC Inc. will disclose whether GMAC Inc., the Board of Directors of GMAC Inc., or the Committee, has engaged during the period beginning June 15, 2009 and ending December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during such period;

(xiii) GMAC Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;

(xiv) GMAC Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreements between GMAC Inc. and Treasury, including any amendments; and

(xv) GMAC Inc. has submitted to Treasury a complete and accurate list of SEOs and the twenty next most highly compensated employees (Next 20) for 2010 and for 2009, with the Next 20 ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and Next 20 identified.

Each of the undersigned certifies the forgoing statements, understanding that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (see, for example, 18 USC 1001),

/S/ Michael A. Carpenter
Michael A. Carpenter
Chief Executive Officer
GMAC Financial Services
Date: February 16, 2010

/S/ Robert S. Hull
Robert Hull
Chief Financial Officer
GMAC Financial Services
Date: February 12, 2010